EXHIBIT 21

                              List of Subsidiaries

         Dragon International Group Corp., a Florida corporation ("Dragon Florida") is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired a 100% interest in Dragon Florida on October 4, 2004.

         - Ningbo Dragon International Trade Co., Ltd., ("Ningbo Dragon"), formerly known as Ningbo Anxin International Trade Co., Ltd., was created on August 29, 1997. Ningbo Dragon is a wholly owned subsidiary of Dragon Florida. Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004. On December 31, 2004 Dragon Nevada acquired the remaining 30% interest in Ningbo Dragon.

         - Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin") was created as a wholly owned subsidiary of Ningbo Dragon on November 8, 1999. Xianyang Naite Research and Development Center ("R&D Center") was acquired by Yonglongxin on August 1, 2005.

         - Ningbo Dragon Packaging Technology Co., Ltd., ("Dragon Packaging") formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., is a wholly owned subsidiary of Ningbo Dragon. Ningbo Dragon acquired a 100% interest in Dragon Packaging on June 1, 2005.

         - Hangzhou Yongxin Paper Co., Ltd., ("Yongxin") is a subsidiary, of which Ningbo Dragon International Trade Co., Ltd., ("Ningbo Dragon"), holds a 60% interest. Ningbo Dragon acquired a 60% interest on July 1, 2005

         - Shanghai JinKui Packaging Material Co., Ltd. ("JinKui") is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired a 100% interest in JinKui on June 30, 2006.

         - Wellton International Fiber Corp., ("Wellton") is a 51% owned subsidiary of Dragon Nevada, which we acquired on June 29, 2007.